ROPES & GRAY
                          ONE INTERNATIONAL PLACE
                     BOSTON, MASSACHUSETTS 02110-2624
                              (617) 951-7000

                            September 26, 1995

The George Putnam Fund of Boston
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the sale during the fiscal year ended July 31, 1995 of 24,936,114 shares of beneficial interest (the "Shares") of The George Putnam
Fund of Boston (the "Fund").

     We understand that on your books you record as sold Shares for which orders have been accepted notwithstanding that on the date of acceptance such Shares may not have been paid for, and that for purposes of compliance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, you regard such Shares as having been sold.

     We have examined copies of (i) your Agreement and Declaration of Trust as on file at the office of the Secretary of State of The Commonwealth of Massachusetts, which provides for an unlimited number of authorized shares of beneficial interest, and
(ii) your Bylaws, which provide for the issue and sale by the Fund of such Shares. We have also examined (i) a copy of the notice (the "Notice") to be filed pursuant to the Rule by you with the Securities and Exchange Commission relating to your registration of an indefinite number of shares of beneficial interest of the Fund pursuant to the Securities Act of 1933, as amended, and making definite registration of the Shares pursuant to the Rule, and (ii) a certificate of the Treasurer of the Fund stating that 24,781,602 of the Shares had been recorded as issued and that the appropriate consideration therefor as provided in your Bylaws had been received at July 31, 1995, and that 154,512 of the Shares had been recorded as sold and issued on your books at July 31, 1995, but that at that date payment had not been received and was not then due in the ordinary course of business.

     We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities, and that the Notice will be timely filed with the Securities and Exchange Commission.

ROPES & GRAY
                                    -2-
The George Putnam Fund of Boston                         September 26, 1995

     Based upon the foregoing, we are of the opinion that:


     1. The Fund is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest.

     2. The Shares were validly issued and, except for the 154,512 Shares for which payment had not been received at July 31, 1995 and was not then due in the ordinary course of business, were fully paid and nonassessable by the Fund at July 31, 1995.

     We consent to this opinion accompanying the Notice.

                              Very truly yours,



                              Ropes & Gray





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